Exhibit 10.32
FIRST AMENDMENT TO LEASE
     THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is entered into on this 17 day of January, 2008, by and between Turtle Creek Limon, LP (“Landlord”), and Study Island LLC (“Tenant”).
     WHEREAS, Landlord and Tenant entered into that certain Office Lease dated January 12, 2007 covering certain premises (the “Lease”) comprising 9,525 rentable square feet, known as Suite 200, (commonly known as the “The Premises”) in the office building (the “Building”) known as 3400 Carlisle, located at 3400 Carlisle, Dallas, Dallas County, Texas, such Original Premises being more particularly described in the Lease; and
     WHEREAS, Tenant and Landlord desire to expand the Premises to include Suite 500 which contains 5,059 rentable square feet; all on certain terms and conditions and pursuant to this Amendment to Lease; whereas Tenant and Landlord desire to expand the square footage of the Premises.
     NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and for other good and valuable consideration, Landlord and Tenant hereby amend the Lease as follows:
1. Premises. Effective March 1, 2008 (“Expansion Effective Date”) the square footage of the Premises shall be amended to include (as shown in Exhibit “A”) the 5,059 rentable square feet contained in Suite 500 (“Expansion Premises”). The new square footage of the Premises shall be 14,584 rentable square feet.
2. Base Rental. Upon the Expansion Effective Date, the new amended Base Rental for the Premises during the remaining lease term shall be as follows:

March 1, 2008 - March 31, 2008	$15,279.68 per month
April 1, 2008 - May 31, 2008	$24,343.72 per month
June 1, 2008 - May 31, 2009	$25,059.01 per month
June 1, 2009 - May 31, 2010	$25,225.69 per month
June 1, 2010 - May 31, 2011	$25,603.17 per month
June 1, 2011 - May 31, 2012	$26,972.84 per month
3. Improvements. The Landlord shall provide and install new carpet throughout the Expansion Premises. In addition, Landlord shall paint all previously painted surfaces. Furthermore, the Landlord shall remove the walls as shown on Exhibit A attached. All materials and methods of installation or application shall be building standard as determined by Landlord.
4. One Time Right of First Refusal. Tenant shall have a One Time Right of First Refusal on Suite 240 and 210 in the Building (the “First Refusal Space”), beginning June 30, 2008 which will be subject to any rights of other tenants in the Building currently existing on the date hereof, as follows:
     A) If Landlord desires to lease any part of the First Refusal Space to a particular lessee other than Tenant and provided Tenant is not in default under the Lease beyond any applicable notice and cure periods at such time, then Landlord shall deliver written notice to Tenant of the terms and provisions of the proposed offer to be made by Landlord to such prospective lessee. Tenant shall thereafter the one time option, exercisable by written notice delivered to Landlord within three (3) business days after receipt by Tenant of such notice from Landlord, to lease such space on the same terms and conditions set forth in such offer. Terms and conditions mean gross rent, lease term, and concessions to be made by Landlord to the prospective lessee. Failure by Tenant to notify Landlord of Tenant’s election to lease such space within three (3) business days after receipt of such notice from Landlord, shall be deemed an election by Tenant not to exercise such option, thereafter, Landlord shall be free to lease such space to any prospective lessee’s and Tenant shall no longer have a Right of First Refusal on any space in the Building. If Tenant elects to lease such space, then Tenant shall exercise an amendment of the Lease within five (5) days after exercising the option incorporating such space into the Premises. Tenant shall treat any information received by it under this Section as confidential, and will not disclose the identity of any prospective lessee to any broker, agent or other party without Landlord’s prior written consent in each instance.
     B) The rights granted by this Section shall not be severable from the Lease, nor may such rights be assigned or otherwise conveyed by Tenant to a sublessee of the Premises or assignee of Tenant’s interest in the Lease, except in the event of an assignment of this Lease to a successor to Tenant by merger, consolidation or reorganization.
     C) Notwithstanding the foregoing, Tenant shall not have a right to exercise the right of first refusal granted by this Section during the last three (3) years of the Term unless Tenant has a remaining option to extend the Term under the Lease and Tenant exercises such option simultaneously with or before Tenant exercises the Right of First Refusal.
5. Tenant Signage. Provided Tenant is not in default under the Lease and continues to occupy at least 14,584 rentable square feet. Tenant shall have the right to one position on the exterior building monument sign. Landlord shall choose the size and location of Tenant’s position on the proposed monument sign. Costs associated with Tenant’s signage shall be borne by Tenant. If Tenant fails to utilize their assigned position on the monument sign within twelve (12) months of the date offered by Landlord, Tenant shall lose its right to such signage position.
6. Parking. Section 12 of the Fundamental Lease Provisions is amended to provide that, beginning on the Expansion Commencement Date, Landlord shall provide an additional Fifteen (15) non-reserved spaces in the parking garage. Such spaces shall be free for the first twelve (12) months of the term of this Amendment.
Terms and Conditions. All other terms and conditions shall be per the Lease Agreement.

EXCEPT AS HEREBY AMENDED, the Lease and all other provisions thereof remain unchanged and are hereby confirmed and ratified.
IN WITNESS WHEREOF, the parties have executed and delivered this Amendment on and effective as of the date first above written.

TENANT:		LANDLORD:

Study Island, L.L.C.		Turtle Creek Limon, lp, a texas limited partnership

By:	/s/ James B. Walburg	By:	3400 Carlisle Interests, LLC, a Delaware
Name:	James B. Walburg	limited liability company, its General Partner
Title:	SUP & CFO	By:	/s/ Frank Mackey, Mgr
		Name:	Frank Mackey
		Title:	Manager

ATTEST:

By:	/s/ Amanda Ragsdale
Name:	Amanda Ragsdale
Title:	Staff Accountant

Exhibit A

3400 CARLISLE

Suite 500 / 5,059 RSF

WALLS TO BE REMOVED
BALCONY